Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-121090, No. 333-71042, No. 333-48356, and No. 333-49671 and Form S-3 No. 333-123806), as amended, and in the related Prospectus of Methode Electronics, Inc. of our reports dated July 11, 2006 with respect to the consolidated financial statements and schedule of Methode Electronics, Inc., Methode Electronics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Methode Electronics, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2006.

/s/Ernst & Young LLP
Chicago, Illinois
July 11, 2006